Exhibit 10.21

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is effective as of April 1, 2018 (the "Effective Date"), by and between BKFS I Services, LLC, a Delaware limited liability company (the “Company”) and Anthony M. Jabbour, (the "Employee"). In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.Purpose. The purpose of this Agreement is to recognize Employee's significant role with respect to the overall financial performance and success of the Company to protect the Company's business interests through the addition of restrictive covenants, and to provide the basis for Employee's continued employment by the Company.
2.Employment and Duties. Subject to the terms and conditions of this Agreement, as of the Effective Date, the Company employs Employee as Chief Executive Officer of Black Knight, Inc. (“BK”). Employee accepts such employment and appointments and agrees to undertake and discharge the duties, functions and responsibilities commensurate with the aforesaid positions and such other duties and responsibilities as may be prescribed from time to time by the Company consistent with the aforesaid positions. Employee shall be required to comply with the Company’s employee policies applicable to him and Company employees generally as from time to time enacted. During the Employment Term, Employee shall devote substantially all business time, attention and effort to the performance of duties hereunder and shall not engage in any business, profession or occupation, for compensation or otherwise without the express written consent of the Company, other than (a) personal, personal investment, charitable, or civic activities or other matters that do not conflict with Employee's duties and (b) certain transition consulting services to Fidelity National Information Services, Inc. through March 31, 2018. Employee’s office location shall be in Jacksonville, Florida, but Employee will be expected to travel, at the Company’s expense, to the Company’s other locations as necessary.
3.Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years ending on the third anniversary of the Effective Date or, if later, ending on the last day of any extension made pursuant to the next sentence, subject to prior termination as set forth in Section 8 (such term, including any extensions pursuant to the next sentence, the "Employment Term"). The Employment Term shall be extended automatically for one (1) additional year on the first anniversary of the Effective Date and for an additional year each anniversary thereafter unless and until either party gives written notice to the other not to extend the Employment Term on substantially similar terms, at least ninety (90) days prior to the conclusion of the then-current Employment Term.
4.Salary. During the Employment Term, the Company shall pay Employee an annual base salary, before deducting all applicable withholdings, of $750,000 per year, payable at the time and in the manner dictated by the Company's standard payroll policies. Such minimum annual base salary may be periodically reviewed and increased (but not decreased without Employee's express written consent except in the case of a salary decrease for all executive officers of the Company) at the discretion of the Company (such annual base salary, including any increases, the "Annual Base Salary").
5.Other Compensation and Benefits by the Company. During the Employment Term:

(a)	Benefits. Employee shall be eligible to receive standard medical and other insurance coverage (for Employee and any covered dependents) provided by the Company to employees generally;

(b)
Annual Bonus Opportunity. Employee shall be eligible to receive an annual incentive bonus opportunity under BK’s annual incentive plan for each calendar year included in the Employment Term during which Employee is an employee of the Company, including for calendar year 2018 a full year annual bonus with such opportunity to be earned based upon attainment of performance objectives established by the BK Compensation Committee ("Annual Bonus"). Employee's target Annual Bonus shall be 200% of the Employee's then current Annual Base Salary and Employee’s maximum Annual Bonus shall be 600% (two times up to 300%) of the Employees’ then current Annual Base Salary (the Annual Bonus is referred to as the "Annual Bonus Opportunity"). Employee's Annual Bonus Opportunity may be periodically reviewed and increased by the Company, but may not be decreased without Employee's express written consent. Employee’s Annual Bonus is subject to BK’s clawback policy, pursuant to which the Company may recoup all or a portion of any bonus paid if, after payment, there is a finding of fraud, a restatement of financial results, or errors or omissions discovered that the Compensation Committee determines negatively affects the business results on which the bonus was based. If owed pursuant to the terms of the plan, the Annual Bonus shall be paid no later than the March 15th first following the calendar year to which the Annual Bonus relates. Except as otherwise provided otherwise herein or by the Compensation Committee of BK, no Annual Bonus shall be paid to Employee unless Employee is employed by the Company or an affiliate thereof, on the last day of the measurement period; provided, however, that Employee shall remain eligible for a pro-rata Annual Bonus based on Employee’s period of employment with the Company during the final year of the Employment Term, if the Employment Term ends prior to the end of the calendar year by the Company’s decision not to renew the Agreement, or by not offering to renew the agreement on substantially similar terms and conditions;

(c)
2018 and Beyond Equity. Participation in the BK’s equity incentive plans, which for Employee’s 2018 equity grant will be $7,500,000, made under the Company’s Omnibus Incentive Plan on or shortly after the Effective Date (April 1, 2018), vest in three equal annual installments on each anniversary date of the grant, carry a performance vesting condition that the Company achieve at least $506 million of adjusted EBITDA from January 1, 2018 through December 31, 2018, and generally be on the same terms as the Company’s 2018 equity each to its employees.

(d)
Catch Up Equity. In addition to the foregoing, the Company agrees to provide Employee on or shortly after the Effective Date (April 1, 2018) with a grant of $9,400,000 of BK restricted stock under the Company’s Omnibus Incentive Plan, of which $2,300,000 will become fully vested on November 1, 2018, $5,300,000 will become fully vested on July 1, 2019, and $1,800,000 will become fully vested on July 1, 2020. Under Section 5(c) and (d), the number of Company shares will be determined based on the closing price of the Company’s common stock on April 2, 2018.

(e)	Discretionary Bonus. In the event that the Company (i) is sold during the Employment Term and/or (ii) grows beyond and outperforms its financial projections in any given calendar year, and, in each case, Employee materially contributes to results and otherwise performs his employment duties at a high level, Employee shall be eligible to receive a discretionary bonus in an amount determined by the Company’s Compensation Committee in its sole discretion.
6.Vacation. For and during each calendar year within the Employment Term, Employee shall be entitled to paid vacation plus recognized Company holidays in accordance with the Company’s vacation policy.
7.Expense Reimbursement. In addition to the compensation and benefits provided herein, the Company shall, upon receipt of appropriate documentation, reimburse Employee each month for reasonable travel, lodging, entertainment, promotion and other ordinary and necessary business expenses incurred during the Employment Term to the extent such reimbursement is permitted under the Company's expense reimbursement policy. The Company shall be entitled to deduct from Employee’s salary or other payments due to Employee, any money the Employee owes to the Company, including any expenses wrongfully reimbursed as business expenses in an amount equal to the total value of such expenses.
8.Termination of Employment. During the period of Employee’s employment with the Company, the Company or Employee may terminate Employee's employment at any time and for any reason in accordance with Subsection (a) below. The Employment Term shall be deemed to have ended on the last day of Employee's employment. The Employment Term shall terminate automatically upon Employee's death.

(a)
Notice of Termination. Any purported termination of Employee's employment (other than by reason of death) shall be communicated by written Notice of Termination (as defined herein) from one party to the other in accordance with the notice provisions contained in this Agreement. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that indicates the "Date of Termination" and, with respect to a termination due to "Cause", "Disability" or "Good Reason", sets forth in reasonable detail the facts and circumstances that are alleged to provide a basis for such termination. A Notice of Termination from the Company shall specify whether the termination is with or without Cause or due to Employee's Disability. A Notice of Termination from Employee shall specify whether the termination is with or without Good Reason.

(b)
Date of Termination. For purposes of this Agreement, "Date of Termination" shall mean the date specified in the Notice of Termination (but in no event shall such date be earlier than the thirtieth (30th) day following the date the Notice of Termination is given) or the date of Employee's death. If the Company disagrees with an Employee’s designated Date of Termination, the Company shall have the right to set an alternative earlier final Date of Termination, which, in and of itself, shall not change the characterization of the termination (e.g., from an Employee Termination Without Good Reason to a Company Termination Without Cause).

(c)
No Waiver. The failure to set forth any fact or circumstance in a Notice of Termination, which fact or circumstance was not known to the party giving the Notice of Termination when the notice was given, shall not constitute a waiver of the right to assert such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

(d)
Cause. For purposes of this Agreement, a termination for "Cause" means a termination by the Company based upon Employee's: (i) persistent failure to perform duties consistent with a commercially reasonable standard of care (other than due to a physical or mental impairment or due to an action or inaction directed by the Company that would otherwise constitute Good Reason); (ii) willful neglect of duties (other than due to a physical or mental impairment or due to an action or inaction directed by the Company that would otherwise constitute Good Reason); (iii) conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty or moral turpitude; (iv) material breach of this Agreement; (v) material breach of the Company's business policies, accounting practices or standards of ethics; (vi) material breach of any applicable non-competition, non-solicitation, trade secrets, confidentiality or similar restrictive covenant, or (vii) failure to materially cooperate with or impeding an investigation authorized by the Board of Directors of the Company. Employee’s termination for Cause shall not be effective unless the Company has given Employee no less than thirty days’ notice of termination and the actions underlying its Cause determination, and Employee has failed to cure the condition or event constituting Cause to the Board’s reasonable satisfaction within thirty days following receipt of the Company’s Notice of Termination.

(e)
Disability. For purposes of this Agreement, a termination based upon "Disability" means a termination by the Company based upon Employee's entitlement to long-term disability benefits under BK’s long-term disability plan or policy, as the case may be, as in effect on the Date of Termination.

(f)
Good Reason. For purposes of this Agreement, a termination for "Good Reason" means a termination by Employee based upon the occurrence (without Employee's express written consent) of any of the following:

(i)	a material change in the geographic location of Employee's principal working location, which the Company has determined to be a relocation of more than thirty-five (35) miles;

(ii)	a material diminution in Employee's title, Annual Base Salary or Annual Bonus Opportunity; or

(iii)	a material breach by the Company of any of its respective obligations under this Agreement.
Notwithstanding the foregoing, Employee being placed on a paid leave for up to sixty (60) days pending a good faith determination of whether there is a basis to terminate Employee for Cause shall not constitute Good Reason. Employee's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided, however, that no such event described above shall constitute Good Reason unless: (1) Employee gives Notice of Termination to the Company specifying the condition or event relied upon for such termination within ninety (90) days of the initial existence of such event, (2) the Company fails to cure the condition or event constituting Good Reason within thirty (30) days following receipt of Employee's Notice of Termination, and (3) the Date of Termination occurs within 180 days following the date of Notice of Termination is delivered.

9.    Obligations of the Company Upon Termination.

(a)
Termination by the Company for a Reason Other than Cause, Death or Disability and Termination by Employee for Good Reason. If Employee's employment is terminated during the Employment Term by: (1) the Company for any reason other than Cause, Death or Disability; or (2) Employee for Good Reason:

(i)
The Company shall pay Employee the following (collectively, the "Accrued Obligations"): (A) within five (5) business days after the Date of Termination, any earned but unpaid Annual Base Salary; (B) within a reasonable time following submission of all applicable documentation, any expense reimbursement payments owed to Employee for expenses incurred prior to the Date of Termination; and (C) no later than March 15th of the year in which the Date of Termination occurs, any earned but unpaid Annual Bonus payments relating to the prior calendar year;

(ii)
If the Employee was eligible to earn an Annual Bonus in the year in which the Date of Termination occurs, the Company shall pay Employee no later than March 15th of the calendar year following the year in which the Date of Termination occurs, a prorated Annual Bonus based upon the actual satisfaction of any applicable performance measures or other conditions applicable to the Annual Bonus multiplied by the percentage of the calendar year completed before the Date of Termination;

(iii)
Subject to Section 26(b) hereof, the Company shall pay Employee shall pay Employee as soon as practicable, but not later than the sixty-fifth (65th) day after the Date of Termination, a lump-sum payment equal to 250% of the sum of: (A) Employee's Annual Base Salary in effect immediately prior to the Date of Termination); and (B) the target Annual Bonus in the year in which the Date of Termination occurs;

(iv)
All stock options, restricted stock and other equity-based incentive awards granted by BK that were outstanding but not vested as of the Date of Termination shall become immediately vested and/or payable, as the case may be, unless the equity incentive awards are based upon satisfaction of performance criteria (not based solely on the passage of time); in which case, they will only vest pursuant to their express terms, provided, however, that any such equity awards that are vested pursuant to this provision and that a constitute arrangement within the meaning of Code Section 409A shall be paid or settled on the earlier date coinciding with or following the Date of Termination that does not result in a violation of or penalties under Section 409A;

(v)
Subject to Section 26(b) hereof, any life insurance coverage provided by the Company shall terminate at the same time as life insurance coverage would normally terminate for any other employee that terminates employment with the Company. Employee shall have the right to convert that life insurance coverage to an individual policy under the regular rules of the Company’s group policy. As soon as practicable, but not later than the sixty-fifth (65th) day after the Date of Termination, the Company shall pay Employee a lump sum cash payment equal to thirty-six monthly life insurance premiums based on the monthly premiums that would be due assuming that Employee had converted to the Company’s life insurance coverage that was in effect on the Notice of Termination into an individual policy; and

(vi)
As long as Employee pays the full monthly premiums for COBRA coverage to the Company, the Company shall provide Employee and, as applicable, Employee's eligible dependents with continued medical and dental coverage, on the same basis as provided to the Company’s active executives and their dependents until the earlier of: (i) 36 months after the Date of Termination; or (ii) the date Employee is first eligible for medical and dental coverage (without pre-existing condition limitations) with a subsequent employer. In addition, as soon as practicable, but not later than the sixty-fifth (65th) day after the Date of Termination, the Company shall pay Employee a lump sum cash payment equal to thirty-six monthly medical and dental COBRA premiums based on the level of coverage in effect for the Employee (e.g., employee only or family coverage) on the Date of Termination.

(b)
Termination by the Company for Cause and by Employee without Good Reason. If Employee's employment is terminated during the Employment Term by the Company for Cause or by Employee without Good Reason, the Company's only obligation under this Agreement shall be payment of any Accrued Obligations.

(c)
Termination due to Death or Disability. If Employee's employment is terminated during the Employment Term due to death or Disability, the Company shall pay Employee (or to Employee's estate or personal representative in the case of death), as soon as practicable, but not later than the sixty-fifth (65th) day after the Date of Termination: (i) any Accrued Obligations; (ii) a prorated Annual Bonus based upon the target Annual Bonus Opportunity in the year in which the Date of Termination occurred multiplied by the percentage of the calendar year completed before the Date of Termination; plus (iii) all stock options, restricted stock and other equity-based incentive awards granted by BK that were outstanding but not vested as of the Date of Termination shall become immediately vested and/or payable, as the case may be, unless the equity incentive awards are based upon satisfaction of performance criteria (not based solely on the passage of time); in which case, they will only vest pursuant to their express terms, provided, however, that any such equity awards that are vested pursuant to this provision and that a constitute arrangement within the meaning of Code Section 409A shall be paid or settled on the earlier date coinciding with or following the Date of Termination that does not result in a violation of or penalties under Section 409A.

10.    Non-Delegation of Employee's Rights. The obligations, rights and benefits of Employee hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer.
11.    Confidential Information. Employee will occupy a position of trust and confidence and will have access to and learn substantial information about the Company and its affiliates and their respective operations that is confidential or not generally known in the industry including, without limitation, information that relates to purchasing, sales, customers, marketing, and the financial positions and financing arrangements of the Company and its affiliates. Employee agrees that all such information is proprietary or confidential, or constitutes trade secrets and is the sole property of the Company and/or its affiliates, as the case may be. Employee will keep confidential and, outside the scope of Employee's duties and responsibilities with the Company and its affiliates, will not reproduce, copy or disclose to any other person or firm, any such information or any documents or information relating to the Company's or its affiliates' methods, processes, customers, accounts, analyses, systems, charts, programs, procedures, correspondence or records, or any other documents used or owned by the Company or any of its affiliates, nor will Employee advise, discuss with or in any way assist any other person, firm or entity in obtaining or learning about any of the items described in this section. Accordingly, during the Employment Term and at all times thereafter Employee will not disclose, or permit or encourage anyone else to disclose, any such information, nor will Employee utilize any such information, either alone or with others, outside the scope of Employee's duties and responsibilities with the Company and its affiliates. This provision shall not bar Employee’s disclosure of information known prior to the Employment Term, information which enters the public domain other than by breach of this Agreement, or information disclosed pursuant to operation of law or by regulatory, judicial, administrative or other legal process.

12.	Non-Competition.

(a)
During Employment Term. During the Employment Term Employee will devote such business time, attention and energies reasonably necessary to the diligent and faithful performance of the services to the Company and its affiliates, and will not engage in any way whatsoever, directly or indirectly, in any business that is a competitor with the Company's or its affiliates' principal business, that is a reasonably anticipated extension of their principal business, or that is engaged in the research or development of a product that will compete with the Company’s or its affiliates’ principal business, nor solicit customers, suppliers or employees of the Company or its affiliates on behalf of, or in any other manner work for or assist any business which is a direct competitor with the Company's or its affiliates' principal business, except that Employee may provide transition consulting services to Fidelity National Information Services, Inc. through March 31, 2018. In addition, during the Employment Term, Employee will not combine or conspire with any other employee of the Company or any other person for the purpose of organizing any competitive business activity.

(b)
After Employment Term. The parties acknowledge that Employee will acquire substantial knowledge and information concerning the business of the Company and its affiliates as a result of employment. The parties further acknowledge that the scope of business in which the Company and its affiliates are engaged is national and very competitive and one in which few companies can successfully compete. Competition by Employee in that business after the Employment Term would severely injure the Company and its affiliates. Accordingly, for a period of one year after Employee's employment terminates for any reason whatsoever with the Company, Employee agrees: (1) not to become an employee, consultant, advisor, principal, partner or substantial shareholder of any firm or business that competes with the Company or its affiliates in their principal products and markets, that is a reasonably anticipated extension of the Company or its affiliates in their principal products and markets, or that is engaged in the research or development of a product that will compete with the Company or its affiliates in their principal products and markets; and (2), on behalf of any such competitive firm or business, not to solicit any person or business that was at the time of such termination and remains a customer or prospective customer, a supplier or prospective supplier, or an employee of the Company or its affiliates.
13.    Return of the Company’s Documents. As soon as practicable following termination of the Employment Term, Employee shall return to the Company, or in the case of electronic records, delete under the Company’s supervision, all records and documents of or pertaining to the Company or its affiliates and shall not make or retain any copy or extract of any such record or document, or any other property of the Company or its affiliates.
14.    Improvements and Inventions. Any and all improvements or inventions that Employee may make or participate in during the Employment Term, unless wholly unrelated to the business of the Company and its affiliates and not produced within the scope of Employee's employment hereunder, shall be the sole and exclusive property of the Company. Employee shall, whenever requested by the Company execute and deliver any and all documents that the Company deems appropriate in order to apply for and obtain patents or copyrights in improvements or inventions or in order to assign and/or convey to the Company the sole and exclusive right, title and interest in and to such improvements, inventions, patents, copyrights or applications.
15.    Actions and Survival. The parties agree and acknowledge that the rights conveyed by Sections 11 through 14 of this Agreement are of a unique and special nature and that the Company will not have an adequate remedy at law in the event of a failure by Employee to abide by its terms and conditions, nor will money damages adequately compensate for such injury. Therefore, in the event of a breach of Sections 11 through 14 of this Agreement by Employee, the Company shall have the right, among other rights, to seek damages sustained thereby and to seek an injunction or decree of specific performance from a court of competent jurisdiction to restrain or compel Employee to perform as agreed herein. Sections 9 through 27 shall survive the termination of this Agreement or Employee’s employment and shall remain in effect for the periods specified therein or, if no period is specified, until all obligations thereunder have been satisfied. For the avoidance of doubt, Section 9 shall only survive the expiration of the Employment Term if a termination of employment occurs during the Employment Term. Nothing in this Agreement shall in any way limit or exclude any other right granted by law or equity to the Company.
16.    Release. Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment, distribution or other benefit under Section 9 of this Agreement (other than due to Employee's death), Employee shall have executed a complete release of the Company and its affiliates and related parties in such form as is reasonably required by the Company (but containing no post-employment restrictions other than those contained in this Agreement) and any waiting periods contained in such release shall have expired. With respect to any release required to receive payments, distributions or other benefits owed pursuant to Section 9 of this Agreement, the Company must provide Employee with the form of release no later than seven (7) days after the Date of Termination and the release must be signed by Employee and returned to the Company unchanged, effective and irrevocable, no later than sixty (60) days after the Date of Termination.
17.    No Mitigation. The Company agrees that, if Employee's employment hereunder is terminated during the Employment Term, Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to Employee by the Company hereunder. Further, the amount of any payment or benefit provided for hereunder shall not be reduced by any compensation earned by Employee as the result of employment by another employer, by retirement benefits or otherwise.

18.    Entire Agreement and Amendment. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and supersedes and replaces all prior agreements, understandings and commitments with respect to such subject matter. This Agreement may be amended only by a written document signed by all parties to this Agreement.
19.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Any litigation pertaining to this Agreement shall be adjudicated in courts located in Duval County, Florida.
20.    Assignments and Successors. This Agreement may not be assigned by Employee. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the stock, business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption by a successor shall be a material breach of this Agreement. Employee agrees and consents to any such assumption by a successor of the Company, as well as any assignment of this Agreement by the Company for that purpose. As used in this Agreement, the "Company" shall mean the Company as herein before defined as well as any such successor that expressly assumes this Agreement or otherwise becomes bound by all of its terms and provisions by operation of law. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors or assigns.
21.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
22.    Attorneys' Fees. If any party finds it necessary to employ legal counsel or to bring an action at law or other proceedings against the other party to interpret or enforce any of the terms hereof, the party prevailing in any such action or other proceeding shall be promptly paid by the other party its reasonable legal fees, court costs and litigation expenses, all as determined by the court and not a jury, and such payment shall be made by the non-prevailing party within sixty (60) days of the date the right to the payment amount is so determined; provided, however, that following Employee’s termination of employment with the Company if any party finds it necessary to employ legal counsel or to bring an action at law or other proceedings against the other party to interpret or enforce any of the terms hereof, the Company shall pay (on an ongoing basis) to Employee to the fullest extent permitted by law, all legal fees, court costs and litigation expenses reasonably incurred by Employee or others on Employee’s behalf (such amounts collectively referred to as the "Reimbursed Amounts"); provided, further, that Employee shall reimburse the Company for the Reimbursed Amounts if it is determined by a court of final adjudication that a majority of Employee's claims or defenses were frivolous or without merit. Requests for payment of Reimbursed Amounts, together with all documents required by the Company to substantiate them, must be submitted to the Company no later than ninety (90) days after the expense was incurred. The Reimbursed Amounts shall be paid by the Company within ninety (90) days after receiving the request and all substantiating documents requested from Employee. The rights under this section shall survive the termination of employment and this Agreement until the expiration of the applicable statute of limitations.

23.    Severability. If any section, subsection or provision hereof is found for any reason whatsoever to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form. The covenants of Employee in this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants in this Agreement.
24.    Notices. Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or three (3) days after being sent by United States Certified Mail, postage prepaid, with Return Receipt Requested, to the parties at their respective addresses set forth below:
To the Company:
BK I Management, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
Attention: General Counsel

To Employee:

To the employee’s last known address on file with the Company

25.    Waiver of Breach. The waiver by any party of any provisions of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by the other party.
26.    Tax.

(a)
Withholding. The Company or an affiliate thereof may deduct from all compensation and benefits payable under this Agreement any taxes or withholdings the Company is required to deduct pursuant to state, federal or local laws.

(b)
Section 409A. This Agreement and any payment, distribution or other benefit hereunder shall comply with the requirements of Section 409A of the Code, as well as any related regulations or other guidance promulgated by the U.S. Department of the Treasury or the Internal Revenue Service ("Section 409A"), to the extent applicable. To the extent Employee is a "specified employee" under Section 409A, no payment, distribution or other benefit described in this Agreement constituting a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) to be paid during the six-month period following a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) will be made during such six-month period. Instead, any such deferred compensation shall be paid on the first business day following the six-month anniversary of the separation from service. In no event may Employee, directly or indirectly, designate the calendar year of a payment. Any provision that would cause this Agreement or a payment, distribution or other benefit hereunder to fail to satisfy the requirements of Section 409A shall have no force or effect and, to the extent an amendment would be effective for purposes of Section 409A, the parties agree that this Agreement shall be amended to comply with Section 409A. Such amendment shall be retroactive to the extent permitted by Section 409A. For purposes of this Agreement, Employee shall not be deemed to have terminated employment unless and until a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) has occurred. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the time period specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made not later than the last day of the Employee's taxable year following the taxable year in which such expense was incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
Excise Taxes.    If any payments or benefits paid or provided or to be paid or provided to Employee or for Employee’s benefit pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, employment with the Company or its subsidiaries or the termination thereof (a "Payment" and, collectively, the "Payments") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then Employee may, at his discretion, elect for such Payments to be reduced to one dollar less than the amount that would constitute a "parachute payment" under Section 280G of the Code (the "Scaled Back Amount"). Any such election must be in writing and delivered to the Company within thirty (30) days after the Date of Termination. If Employee does not elect to have Payments reduced to the Scaled Back Amount, Employee shall be responsible for payment of any Excise Tax resulting from the Payments and Employee shall not be entitled to a gross-up payment under this Agreement or any other for such Excise Tax. If the Payments are to be reduced, they shall be reduced in the following order of priority: (i) first from cash compensation, (ii) next from equity compensation, then (iii) pro-rated among all remaining payments and benefits. To the extent there is a question as to which Payments within any of the foregoing categories are to be reduced first, the Payments that will produce the greatest present value reduction in the Payments with the least reduction in economic value provided to Employee shall be reduced first.
27.    Indemnification. Employee shall be eligible to receive indemnification by the Company under all indemnification policies, by-laws, and procedures adopted by the Company during the Employment Term.

IN WITNESS WHEREOF the parties have executed this Agreement to be effective as of the date first set forth above.

BKFS I Services, LLC
By:	/s/ William P. Foley, II
Name:	William P. Foley, II
Title:	Executive Chairman, Black Knight, Inc.

Employee
Anthony M. Jabbour
/s/ Anthony M. Jabbour